Exhibit 99.1

January 20, 2010	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Increases Quarterly Dividend

TULSA, Okla. – Jan. 20, 2010 – The board of directors of ONEOK, Inc. (NYSE: OKE) today increased the quarterly dividend to 44 cents per share of common stock from 42 cents per share, effective for the fourth quarter 2009, payable Feb. 12, 2010, to shareholders of record at the close of business Jan. 29, 2010.

“This dividend increase is consistent with our practice of maintaining a long-term dividend target payout of 60 to 70 percent of recurring earnings, as well as an expected increase in distributions from ONEOK Partners as a result of the recent completion of more than $2 billion of capital investments in that segment,” said John W. Gibson, ONEOK president and chief executive officer.

Since January 2006, the company has increased the dividend eight times, representing a 57 percent increase during that period.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.1 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to financial adjustments in connection with the accelerated share repurchase program and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKE-FD

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